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                                   EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)


                                        Nine Months          Three Months
                                       Ended June 30,       Ended  June 30,
                                       --------------       ---------------
                                      2001       2000       2001       2000
                                   ----------  ---------  ---------  ---------
Net income                         $  220,502    122,575     45,824     92,789
                                   ==========  =========  =========  =========

Weighted average number of common
  shares outstanding                2,634,850  2,637,033  2,631,984  2,637,033

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                             129,630     61,000    129,630     61,000
                                   ----------  ---------  ---------  ---------

                                   $2,764,480  2,698,033  2,761,614  2,698,033
                                   ==========  =========  =========  =========

 Net income per share:
    Basic                          $     0.08       0.05       0.02       0.04
                                   ==========  =========  =========  =========

    Diluted                        $     0.08       0.05       0.02       0.03
                                   ==========  =========  =========  =========
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